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PRESS RELEASE

FROM:

                                    NYSE: NLY
                        ANNALY MORTGAGE MANGAGEMENT, INC.
                         12 East 41st Street, Suite 700
                               New York, NY 10017
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FOR FURTHER INFORMATION

Kathryn F. Fagan, Treasurer & CFO
(212) 696-0100  (888) 8Annaly
www.annaly.com

FOR IMMEDIATE RELEASE

September 21, 2001

         ANNALY MORTGAGE MANAGEMENT, INC. ANNOUNCES 3RD QUARTER DIVIDEND

         NEW YORK, NEW YORK- September 21, 2001 - The Board of Directors of Annaly Mortgage Management, Inc. (NYSE: NLY) declared the third quarter 2001 common stock dividend of $0.45 per share. This dividend is payable October 30, 2001 to common shareholders of record on October 5, 2001.

         Dividends may be reinvested through Annaly's Dividend Reinvestment Plan. Plan information may be obtained from the Plan Administrator, ChaseMellon Shareholder Services at 1-800-842-7629, at www.annaly.com, or by contacting the Company.

         Annaly Mortgage Management, Inc., a Maryland corporation, owns and manages a portfolio of mortgage-backed securities. The Company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its assets and the costs of borrowing to finance its acquisition of these assets. The Company has elected to be taxed as a real estate investment trust (REIT).

         This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements. When used, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among other things: business conditions and the general economy, especially as they affect interest rates; the federal, state, and local regulatory environment; an increase in the prepayment rate on the loans that back our mortgage-backed securities; the inability to borrow at favorable rates; and the inability to maintain our REIT qualification.

         Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, including Forms 10-Q and 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.